SECRETARY’S CERTIFICATE

The undersigned, Scott H. Rothstein, being the Secretary of Mutual of America Investment Corporation (the “Corporation”), hereby certifies that the following is a true copy of resolutions adopted by the Board of Directors of the Corporation at a meeting held on February 23, 2017:

RESOLVED, that in view of the type and terms of the agreements providing for custody of the Corporation’s securities and similar investments, the value of the assets of the Corporation to which any person may have access, the nature of the securities in the Corporation’s portfolio, and the minimum bonding requirements of paragraph (d) of Rule 17g-1 under the Investment Company Act of 1940, the Board hereby determines that the fidelity bond to be issued to this Corporation providing coverage of $2,500,000 be, and it hereby is, approved as to form, amount and type of coverage and premium, and

FURTHER RESOLVED, that the President and Vice Presidents, and each of them, hereby is authorized and directed to obtain and renew such fidelity bond coverage and to execute any documents relating thereto.

IN WITNESS WHEREOF, I have signed this Certificate and affixed the seal of the Corporation this 14th day of April, 2017.

    /s/ Scott H. Rothstein

Scott H. Rothstein

Executive Vice President, Deputy General Counsel

and Corporate Secretary

(seal)